Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	JAMES E. HURLBUTT
(847) 446-7500

STEPAN REPORTS RECORD SECOND QUARTER AND FIRST HALF EARNINGS

     NORTHFIELD, Illinois, July 28, 2009 -- Stepan Company (NYSE: SCL) today reported record second quarter results for the period ended June 30, 2009.

  Net income rose 101 percent to $19.6 million
  Balance sheet strengthened as cash rose to $55.8 million on improved earnings and lower working capital requirements. Debt net of cash declined from $125.3 million to $65.7 million.
SUMMARY
	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2009	2008	Change	2009	2008	Change

Net Sales	$321,199	$420,399	- 24	$639,342	$801,850	- 20

Net Income	19,584	9,761	+ 101	34,737	18,508	+ 88

Net Income Excluding
Deferred Compensation*	22,405	11,149	+ 101	34,357	21,075	+ 63

Earnings per Diluted Share	$1.83	$0.93	+ 97	$3.26	$1.79	+ 82

Earnings per Diluted Share
Excluding Deferred
Compensation	2.09	1.07	+ 95	3.23	2.04	+ 58

* See Table II for a discussion of deferred compensation plan accounting.

SECOND QUARTER RESULTS

Net income for the quarter was $19.6 million, or $1.83 per diluted share, compared to $9.8 million, or $0.93 per diluted share, for the prior year quarter. Net income excluding deferred compensation was $22.4 million versus $11.1 million last year. The improved operating results were attributable to lower commodity raw material prices and expense controls.

Net sales decreased 24 percent due to a nine percent decline in sales volume coupled with lower selling prices (nine percent) and lower foreign sales due to currency translation effect (six percent). The selling price reductions were due to falling commodity raw material costs, which in some cases have recently started to move higher.

Gross profit grew by $15.7 million, or 31 percent.

  Surfactant gross profit grew by $12.8 million, or 38 percent, overcoming a seven percent decline in sales volume. The improved gross profit was attributable to lower commodity raw material costs, purchasing led cost reduction initiatives and lower freight costs. The effect of the stronger U.S. dollar on translation of foreign results reduced surfactant gross profit by $2.8 million (see Table III for a summary of consolidated foreign currency translation effect).

.

  The polymer segment gross profit rose by $0.4 million, or two percent, on volume that declined 18 percent. Polyol product margins improved due to lower raw material costs leading to higher gross profit, even though volume declined by 20 percent. Phthalic anhydride (PA) gross profit declined on a seven percent decline in volume due to continuing weakness of plasticizer demand in automotive, housing, boating and recreation vehicles industries.

BALANCE SHEET

The Company’s net debt levels declined by $59.6 million for the quarter and $60.6 million for the first six months:

($ in millions)

Net Debt	6/30/09	3/31/09	12/31/08
Total Debt	$121.5	$132.1	$143.0
Cash	55.8	6.8	16.7

Net Debt	$65.7	$125.3	$126.3

The lower net debt levels were attributable to improved earnings coupled with lower working capital requirements. Working capital, excluding cash, declined due to lower raw material costs brought about by the decline in crude and natural oil prices.

OPERATING EXPENSES

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2009	2008	Change	2009	2008	Change

Marketing	$9,750	$10,400	- 6	$19,063	$20,180	- 6
Administrative – General	10,377	10,690	- 3	20,363	20,800	- 2
Administrative – Deferred
Compensation	5,390	2,466	+ 119	(129)	3,140	- 104
Research, development
and technical service	8,953	8,858	+ 1	17,699	17,274	+ 2

Total	$34,470	$32,414	+ 6	$56,996	$61,394	- 7

  Excluding deferred compensation expense, operating expenses declined by $0.9 million, or three percent, for the quarter and $1.1 million, or two percent, for the first half.
  Cost containment efforts on discretionary spending items, including travel and consulting, more than offset higher provisions for performance based incentive compensation.
SEGMENT RESULTS

	Three Months Ended June 30				Six Months Ended June 30

($ in thousands)				%			%
	2009	2008	Change		2009	2008	Change

Net Sales
Surfactants	$238,480	$308,012	-	23	$498,114	$598,336	- 17
Polymers	71,130	103,088	-	31	119,843	183,924	- 35
Specialty Products	11,589	9,299	+	25	21,385	19,590	+ 9

Total Net Sales	$321,199	$420,399	- 24		$639,342	$801,850	- 20

Net sales decreased 24 percent for the quarter and 20 percent year-to-date, attributable to the following:

	NET SALES PERCENTAGE CHANGES

	Three Months		Six Months
	Ended June 30		Ended June 30
Volume	-	9	- 11
Selling Price	-	9	- 3
Foreign Translation	-	6	- 6
Total	- 24		- 20

Surfactant segment gross profit rose by $12.8 million, or 38 percent, for the quarter and $19.7 million, or 30 percent, for the six months. The improved gross profit was due to declining commodity costs, purchasing led cost reduction initiatives, and lower operating costs due to the success of six sigma teams as well as restructuring activities at one production site.

Surfactant sales volume declined seven percent during the quarter and eight percent year-to-date. The lower sales volume was largely attributable to lower biodiesel volume and weakness in functional surfactant volumes sold for use in the oilfield and housing industries.

In the Company’s largest surfactant markets, consumer laundry and personal care, sales volumes were higher than last year.

Polymer segment gross profit grew by $0.4 million, or two percent, due to lower raw material costs. Sales volume declined 18 percent, primarily due to lower sales of polyols used in rigid insulation foam for flat roof commercial construction. The recession has slowed new and retrofit construction. PA sales volume declined seven percent as demand for PA based unsaturated polyester resins in the automotive, housing, boating and recreational vehicle industries remained weak.

Specialty products gross profit grew by $2.3 million, or 91 percent. A majority of the improvement came from a 43 percent increase in food ingredient volume coupled with recovery of margins due to lower raw material costs.

OTHER INCOME AND EXPENSE

Interest expense declined $1.0 million (38 percent) for the quarter and $1.5 million (30 percent) for the six months due to lower average debt levels and lower interest rates.

The loss from equity investments in joint ventures declined $0.3 million. Equity income from the Philippine joint venture improved by $1.0 million, while equity loss for the TIORCO enhanced oil recovery joint venture added $0.7 million of expense.

Other income increased by $1.2 million due to foreign exchange gains and investment income on assets held for the deferred compensation plan.

OUTLOOK

“Our record performance in 2008 and in the first half of 2009 reflects our strategy to diversify our customer and product mix within our core markets, cost reduction efforts driven by our purchasing group and six sigma teams, as well as, falling commodity prices in 2009,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Polymer and functional surfactant volumes have been and will continue to be negatively impacted by the economy. Our laundry and personal care surfactant volumes were up slightly in the first six months and should continue to be relatively resistant to the recession. Our business should continue to fare better than most in this difficult environment. We expect to deliver record profits from operations again in 2009.”

CONFERENCE CALL

Stepan Company will host a conference call to discuss the second quarter results at 2:00 p.m. Eastern Daylight Time on July 29, 2009. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

* * * * * tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

						Table I

STEPAN COMPANY
Statements of Income
For the Three and Six Months Ended June 30, 2009 and 2008
(Unaudited – 000’s Omitted)

	Three Months Ended				Six Months Ended
		June 30				June 30

				%				%
	2009	2008	Change		2009	2008	Change

Net Sales	$321,199	$420,399	-	24	$639,342	$801,850	-	20
Cost of Sales	255,541	370,398	-	31	524,989	705,991	-	26
Gross Profit	65,658	50,001	+	31	114,353	95,859	+	19

Operating Expenses:
Marketing	9,750	10,400	-	6	19,063	20,180	-	6
Administrative	15,767	13,156	+	20	20,234	23,940	-	15
Research, development
and technical services	8,953	8,858	+	1	17,699	17,274	+	2
	34,470	32,414	+	6	56,996	61,394	-	7

Operating Income	31,188	17,587	+	77	57,357	34,465	+	66
Other Income (Expense):
Interest, net	(1,585)	(2,573)	-	38	(3,427)	(4,920)	-	30
Loss from equity in Joint ventures	(286)	(600)	-	52	(1,093)	(877)	+	25
Other, net	1,310	96	+	NM	1,041	(1,361)		NM

	(561)	(3,077)	-	82	(3,479)	(7,158)	-	51

Income before Income Taxes	30,627	14,510	+	111	53,878	27,307	+	97
Provision for Income Taxes	11,067	4,759	+	133	19,160	8,826	+	117
Net Income	19,560	9,751	+	101	34,718	18,481	+	88

Add: Net Loss
Attributable to the
Noncontrolling Interest	24	10	+	140	19	27	-	30

Net Income Attributable to
Stepan Company	$19,584	$9,761	+	101	$34,737	$18,508	+	88

Net Income Per Common Share
Attributable to Stepan Company
Basic	$1.98	$1.00	+	98	$3.51	$1.91	+	84
Diluted	$1.83	$0.93	+	97	$3.26	$1.79	+	82

Shares Used to Compute Net
Income Per Common Share
Attributable to Stepan Company
Basic	9,786	9,526	+	3	9,781	9,465	+	3
Diluted	10,712	10,463	+	2	10,640	10,352	+	3

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $4.6 million of expense versus expense of $2.2 million last year. The accounting for the deferred compensation plan results in income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The deferred compensation expense income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30

($ in thousands)	2009	2008	2009	2008

Deferred Compensation
Administrative (Expense) Income	$(5,390)	$(2,466)	$129	$(3,140)
Other, net – Mutual Fund Gain (Loss)	840	226	483	(1,001)
Total Pretax	$(4,550)	$(2,240)	$612	$(4,141)

Total After Tax	$(2,821)	$(1,388)	$380	$(2,567)

Reconciliation of non-GAAP net income:

	Three Months Ended June 30		Six Months Ended June 30

($ in thousands)	2009	2008	2009	2008

Net income excluding deferred
compensation	$22,405	$11,149	$34,357	$21,075
Deferred compensation plan (expense)
income	(2,821)	(1,388)	380	(2,567)

Net income as reported	$19,584	$9,761	$34,737	$18,508

Reconciliation of non-GAAP EPS:

	Three Months Ended June 30		Six Months Ended June 30

	2009	2008	2009	2008

Earnings per diluted share excluding
deferred compensation	$2.09	$1.07	$3.23	$2.04
Deferred compensation plan (expense)
income	(0.26)	(0.14)	0.03	(0.25)
Earnings per diluted share	$1.83	$0.93	$3.26	$1.79

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). For the three and six month periods ending June 30, 2009, the U.S. dollar strengthened against nearly all the foreign currencies in the locations where the Company does business, when compared to the exchange rates for the three and six month periods ending June 30, 2008. Consequently, reported net sales, expense and income amounts for the three and six month periods ending June 30, 2009, were lower than they would have been had the foreign currency exchange rates remained constant with the rates for the same periods of 2008. Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and six month periods ending June 30, 2009:

				Inc (Dec) Due
	Three Months		Increase	to Foreign
($ in millions)	Ended June 30		(Decrease)	Translation
	2009	2008
Net Sales	$321.2	$ 420.4	$ (99.2)	$ (22.2)
Gross Profit	65.7	50.0	15.7	(3.5)
Operating Income	31.2	17.6	13.6	(2.1)
Pretax Income	30.6	14.5	16.1	(2.2)

				Inc (Dec) Due
	Six Months		Increase	to Foreign
($ in millions)	Ended June 30		(Decrease)	Translation
	2009	2008
Net Sales	$639.3	$ 801.8	$ (162.5)	$ (49.1)
Gross Profit	114.4	95.9	18.5	(7.8)
Operating Income	57.4	34.5	22.9	(5.1)
Pretax Income	53.9	27.3	26.6	(5.1)